Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com
FOR IMMEDIATE RELEASE

THE MOSAIC COMPANY REPORTS FIRST QUARTER
2017 RESULTS
PLYMOUTH, MN, May 2, 2017 - The Mosaic Company (NYSE: MOS) today reported a first quarter 2017 net loss of $1 million, compared to net earnings of $257 million in the first quarter of 2016. Earnings per diluted share were $0.00, which included a negative $0.04 impact from notable items. Mosaic’s net sales in the first quarter of 2017 were $1.6 billion, down from $1.7 billion last year, with lower prices more than offsetting higher sales volumes. Operating earnings during the quarter were $30 million, down from $163 million a year ago, driven by lower phosphate and potash prices, partially offset by lower phosphate raw materials costs and effective expense management.
“Our results do not yet reflect improving potash and phosphate market conditions we anticipate to benefit from for the remainder of the year,” said Joc O’Rourke, President and Chief Executive Officer. “This quarter we experienced several operational challenges which are now largely behind us. Our constructive outlook hasn’t changed and we expect to see stronger earnings in the remainder of 2017.”
Cash flow provided by operating activities in the first quarter of 2017 was $146 million compared to $266 million in the prior year. Capital expenditures totaled $224 million in the quarter. Mosaic’s total cash and cash equivalents were $675 million and long-term debt was $3.8 billion as of March 31, 2017.
“Mosaic’s performance in the first quarter was not up to our expectations and was negatively impacted by unusual factors,” said Rich Mack, Mosaic’s Executive Vice President and Chief Financial Officer. “The confluence of the Esterhazy skip failure, an ammonia plant outage, excessive rainfall at Miski Mayo and rail and other logistical issues at Canpotex all occurred during the first quarter and impacted our earnings. Looking forward, we expect to see higher realized potash and phosphate prices in the second quarter, which should meaningfully improve earnings for Mosaic.”

Phosphates

Phosphates Results	1Q 2017 Actual	1Q 2017 Guidance
Average DAP Selling Price	$327	$315 to $335
Sales Volume	2.3 million tonnes	2.0 to 2.3 million tonnes
Phosphate Production	79% of operational capacity	High 70% range
“We are seeing positive developments in the phosphates industry following a challenging 2016,” O’Rourke said. “Realized product prices are rising, demand continues to be strong and we believe China is in the process of restructuring its industry. For the remainder of 2017, we expect improved margins in our phosphate business as we begin to realize the benefits of improving market conditions and completed plant maintenance.”
Net sales in the Phosphates segment were $839 million for the first quarter, down from $909 million last year, with lower finished product prices partially offset by higher sales volumes. Gross margin was $57 million, or seven percent of net sales, compared to $65 million, or seven percent of net sales, for the same period a year ago. The current quarter gross margin rate reflects lower finished product selling prices compared to a year ago, partially offset by lower realized ammonia and sulfur costs. In addition, the gross margin rate was negatively impacted by unplanned down time at the Company’s Faustina ammonia plant, which resulted in a negative $14 million impact during the first quarter.
The first quarter average DAP selling price, FOB plant, was $327 per tonne, compared to $355 per tonne a year ago. Phosphates segment total sales volumes were 2.3 million tonnes, up from 2.2 million tonnes last year.
Mosaic’s North American finished phosphate production was 2.3 million tonnes, or 79 percent of operational capacity, compared to 2.2 million tonnes, or 75 percent a year ago.
Potash

Potash Results	1Q 2017 Actual	1Q 2017 Guidance
Average MOP Selling Price	$172	$165 to $180
Sales Volume	2.0 million tonnes	2.15 to 2.3 million tonnes
Potash Production	83% of operational capacity	High 80% range

“The near-term market outlook for potash remains constructive, and we expect gradual improvement in our business results,” O’Rourke said. “First quarter MOP cash costs were $86 per tonne, including brine management costs, despite the negative impact of the Esterhazy skip incident, which stopped production at Esterhazy K2 shaft for most of March. Over the longer term, we expect the completion of the K3 project to position Mosaic as the lowest cost Canadian potash producer.”
Net sales in the Potash segment totaled $414 million for the first quarter, up from $394 million last year, driven by higher sales volumes, partially offset by lower average realized prices. Gross margin was $69 million, or 17 percent of net sales, compared to $98 million, or 25 percent of net sales a year ago. The year-over-year decrease in gross margin rate was primarily driven by lower selling prices and the impact of the Esterhazy skip incident, partially offset by effective cost management.
The first quarter average MOP selling price, FOB plant, was $172 per tonne, down from $207 per tonne a year ago. The Potash segment’s total sales volumes for the first quarter were 2.0 million tonnes, up from 1.5 million tonnes a year ago.
Potash production was 2.0 million tonnes, or 83 percent of operational capacity, flat with last year levels.
International Distribution (ID)

ID Results	1Q 2017 Actual	1Q 2017 Guidance
Sales Volume	1.3 million tonnes	1.2 to 1.5 million tonnes
Gross Margin per Tonne	$21 per tonne	Around $20 per tonne
“Mosaic’s international distribution businesses continue to perform well, as Brazil continues to demand record levels of fertilizer,” O’Rourke said. “We are preparing for a successful integration of the Vale Fertilizantes business, which is expected to close by the end of the year. Once completed, we expect to have the largest potash and phosphates distribution business, as well as significant phosphate production capacity in Brazil, further enhancing our global reach.”
Net sales in the International Distribution segment were $487 million for the first quarter, up from $467 million last year, driven by higher sales volumes, partially offset by lower average selling prices. Gross margin was $28 million, or six percent of net sales, compared to $12 million, or three percent of net sales for the same period a year ago. The year-over-year improvement in gross margin rate is driven by gains on inventory positioning, a higher mix of premium products and lower operating costs.
The first quarter average selling price was $360 per tonne, compared to $365 per tonne a year ago. International Distribution segment total sales volumes were 1.3 million tonnes, up five percent from last year.

Other
SG&A expenses were $81 million for the first quarter, down from $90 million last year, reflecting Mosaic’s on-going expense management initiatives.
The effective tax rate in the quarter included a $9 million discrete income tax expense primarily related to stock compensation, outlined in the notable items table. The effective tax rate, excluding discrete items, was nine percent during the quarter.
Financial Guidance
“Mosaic is well positioned to capitalize on the gradual recovery in potash and phosphate markets,” O’Rourke said. “In the meantime, we are focused on controlling our costs, managing capital expenditures and looking for additional opportunities to create sustainable long-term value for all of our stakeholders.”
Total sales volumes for the Phosphates segment are expected to range from 2.3 to 2.6 million tonnes for the second quarter of 2017, compared to 2.4 million tonnes last year. Mosaic’s realized DAP price, FOB plant, is estimated to range from $320 to $340 per tonne for the second quarter of 2017. The segment gross margin rate in the second quarter is estimated to be around ten percent, and the operating rate is expected to be in the mid 80 percent range.
Total sales volumes for the Potash segment are expected to range from 2.0 to 2.3 million tonnes for the second quarter of 2017, compared to 2.0 million tonnes last year. Mosaic’s realized MOP price, FOB plant, is estimated to range from $170 to $185 per tonne. Mosaic’s gross margin rate in the segment is expected to be in the low 20 percent range. The operating rate is expected to be in the low 90 percent range.
Total sales volumes for the International Distribution segment are expected to range from 1.4 to 1.7 million tonnes for the second quarter of 2017, compared to 1.4 million tonnes last year. The segment gross margin per tonne is estimated to be approximately $20.
For calendar 2017, Mosaic’s full year estimates remain unchanged. Mosaic estimates:

•	SG&A expenses to range from $295 to $310 million.

•	Canadian resource taxes to range from $85 to $135 million.

•	Brine management costs to range from $160 to $180 million.

•	Capital expenditures in the range of $800 to $900 million and equity investments in MWSPC of approximately $150 million.

•	Full-year effective tax rate to be in the upper single digits.

•	Phosphates sales volumes in the range of 9.5 to 10.25 million tonnes.

•	Potash sales volumes in the range of 8.0 to 8.75 million tonnes.

•	International Distribution sales volumes in the range of 7.0 to 7.5 million tonnes.
About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Tuesday, May 2, 2017, at 9:00 a.m. EDT to discuss first quarter 2017 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our proposed acquisition of the global phosphate and potash operations of Vale S.A. (“Vale”) conducted through Vale Fertilizantes S.A. (the “Transaction”) and the anticipated benefits and synergies of the proposed Transaction, other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the possibility that the closing of the proposed Transaction may be delayed or may not occur, including delays or risks arising from any inability to obtain governmental approvals of the Transaction on the proposed terms and schedule, any inability of Vale to achieve certain other specified regulatory and operational milestones or to successfully complete the transfer of the Cubatão business to Vale and its affiliates in a timely manner, and the ability to satisfy any of the other closing conditions; our ability to secure financing, or financing on satisfactory terms and in amounts sufficient to fund the cash portion of the purchase price without the need for additional funds from other liquidity sources; difficulties with realization of the benefits of the proposed Transaction, including the risks that the acquired business may not be integrated successfully or that the anticipated synergies or cost or capital expenditure savings from the Transaction may not be fully realized or may take longer to realize than expected, including because of political and economic instability in Brazil or changes in government policy in Brazil; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine, the ability of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC) to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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For the three months ended March 31, 2017, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.04:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain	Consolidated	Foreign currency transaction gain (loss)	$9	$(1)	$0.02
Unrealized loss on derivatives	Corporate & Other	Cost of goods sold	(1)	—	—
Fees related to purchase of Vale Fertilizantes	Corporate & Other	Other operating expense	(3)	—	(0.01)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(9)	(0.03)
Liquidated damages for CF ammonia agreement	Phosphates	Other operating income (expense)	(3)	—	(0.01)
Resolution of Canadian tax audit	Potash	Cost of goods sold	(3)	—	(0.01)
Total Notable Items			$(1)	$(10)	$(0.04)
For the three months ended March 31, 2016, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.59:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain	Consolidated	Foreign currency transaction gain (loss)	$88	$(14)	$0.21
Unrealized gain on derivatives	Corporate & Other	Cost of goods sold	53	(8)	0.13
Carlsbad insurance proceeds	Potash	Other operating income (expense)	28	(4)	0.07
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	64	0.18
Total Notable Items			$169	$38	$0.59

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended March 31,
	2017	2016
Net sales	$1,578.1	$1,674.0
Cost of goods sold	1,448.5	1,437.3
Gross margin	129.6	236.7
Selling, general and administrative expenses	80.9	89.8
Other operating expense (income)	18.6	(16.5)
Operating earnings	30.1	163.4
Interest expense, net	(25.8)	(26.1)
Foreign currency transaction gain	8.9	87.8
Other income (expense)	(4.5)	0.6
Earnings from consolidated companies before income taxes	8.7	225.7
Provision for (benefit from) income taxes	9.7	(28.7)
Earnings (loss) from consolidated companies	(1.0)	254.4
Equity in net earnings (loss) of nonconsolidated companies	(0.1)	2.5
Net earnings (loss) including noncontrolling interests	(1.1)	256.9
Less: Net earnings (loss) attributable to noncontrolling interests	(0.2)	0.1
Net earnings (loss) attributable to Mosaic	$(0.9)	$256.8
Diluted net earnings (loss) per share attributable to Mosaic	$—	$0.73
Diluted weighted average number of shares outstanding	350.5	353.2

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$675.3	$673.1
Receivables, net	577.8	627.8
Inventories	1,533.7	1,391.1
Other current assets	429.4	365.7
Total current assets	3,216.2	3,057.7
Property, plant and equipment, net	9,295.0	9,198.5
Investments in nonconsolidated companies	1,063.6	1,063.1
Goodwill	1,639.1	1,630.9
Deferred income taxes	809.7	836.4
Other assets	1,072.8	1,054.1
Total assets	$17,096.4	$16,840.7
Liabilities and Equity
Current liabilities:
Short-term debt	$124.1	$0.1
Current maturities of long-term debt	40.9	38.8
Structured accounts payable arrangements	202.3	128.8
Accounts payable	536.7	471.8
Accrued liabilities	729.4	837.3
Total current liabilities	1,633.4	1,476.8
Long-term debt, less current maturities	3,786.6	3,779.3
Deferred income taxes	1,048.3	1,009.2
Other noncurrent liabilities	967.6	952.9
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of March 31, 2017 and December 31, 2016	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 388,966,019 shares issued and 351,017,170 shares outstanding as of March 31, 2017, 388,187,398 shares issued and 350,238,549 shares outstanding as of December 31, 2016	3.5	3.5
Capital in excess of par value	27.6	29.9
Retained earnings	10,861.0	10,863.4
Accumulated other comprehensive income (loss)	(1,270.3)	(1,312.2)
Total Mosaic stockholders' equity	9,621.8	9,584.6
Noncontrolling interests	38.7	37.9
Total equity	9,660.5	9,622.5
Total liabilities and equity	$17,096.4	$16,840.7

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended March 31,
	2017	2016
Cash Flows from Operating Activities:
Net cash provided by operating activities	$146.0	$265.9
Cash Flows from Investing Activities:
Capital expenditures	(223.8)	(235.6)
Purchases of available-for-sale securities - restricted	(736.1)	—
Proceeds from sale of available-for-sale securities - restricted	734.3	—
Investments in consolidated affiliate	(25.0)	(38.5)
Other	5.0	0.3
Net cash used in investing activities	(245.6)	(273.8)
Cash Flows from Financing Activities:
Payments of short-term debt	(14.5)	(74.1)
Proceeds from issuance of short-term debt	143.0	90.2
Payments of structured accounts payable arrangements	(35.3)	(224.3)
Proceeds from structured accounts payable arrangements	107.3	95.8
Payments of long-term debt	(1.6)	(1.2)
Proceeds from issuance of long-term debt	1.3	—
Proceeds from settlement of swaps	—	4.2
Proceeds from stock option exercises	—	0.8
Repurchases of stock	—	(75.0)
Cash dividends paid	(96.4)	(96.2)
Other	(1.6)	(0.2)
Net cash provided by (used in) financing activities	102.2	(280.0)
Effect of exchange rate changes on cash	3.0	69.7
Net change in cash, cash equivalents and restricted cash	5.6	(218.2)
Cash and cash equivalents - beginning of period	711.4	2,137.0
Cash and cash equivalents - end of period	$717.0	$1,918.8

Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cashflows:
Cash and cash equivalents	$675.3	$1,057.7
Restricted cash in other current assets	7.1	9.2
Restricted cash in other assets	34.6	851.9
Total cash, cash equivalents and restricted cash shown in the unaudited statement of cashflows	$717.0	$1,918.8

Earnings Per Share Calculation

	Three months ended March 31,
	2017	2016
Net earnings (loss) attributable to Mosaic	$(0.9)	$256.8
Basic weighted average number of shares outstanding	350.5	351.3
Dilutive impact of share-based awards	—	1.9
Diluted weighted average number of shares outstanding	350.5	353.2
Basic net earnings (loss) per share attributable to Mosaic	$—	$0.73
Diluted net earnings (loss) per share attributable to Mosaic	$—	$0.73